The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-145888
SUBJECT TO COMPLETION, DATED OCTOBER 23, 2008

Prospectus Supplement
October   , 2008
(To Prospectus dated October 3, 2007)

$

Baker Hughes Incorporated

$            % Senior Notes Due 2013

$            % Senior Notes Due 2018

We are offering $      aggregate principal amount of our debt securities, consisting of $      aggregate principal amount of our     % Senior Notes due 2013, which will mature on          , 2013, and $      aggregate principal amount of our     % Senior Notes due          2018, which will mature on          , 2018, and each such series of notes we refer to respectively as the 2013 notes and the 2018 notes and collectively as the notes.

We will pay interest on the notes each           and          , beginning on          , 2009. We may redeem, at our option, all or part of the notes at any time, at a make-whole redemption price plus accrued and unpaid interest to the date of redemption. The redemption provisions are more fully described in this prospectus supplement under “Description of the Notes — Optional Redemption.” There is no sinking fund for the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other indebtedness from time to time outstanding that is not specifically subordinated in right of payment to the notes. For a more detailed description of the notes, see “Description of the Notes” beginning on page S-13 of this prospectus supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and the three and six months ended June 30, 2008, which reports are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per 2013 Note		Total	Per 2018 Note		Total

Public Offering Price(1)		%	$		%	$
Underwriting Discount		%	$		%	$
Proceeds, before expenses, to Baker Hughes Incorporated		%	$		%	$

(1)	Plus accrued interest, if any, from , 2008 if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about          , 2008.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Banc of America Securities LLC	Citi	J.P. Morgan

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document is accurate only as of the date of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus.

This prospectus supplement describes the specific terms of the notes we are offering and certain other matters relating to us. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. If the information in this prospectus supplement conflicts with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-9397). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our website at http://www.bakerhughes.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “BHI.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC prior to closing this offering will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC prior to closing this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case and except as specifically set forth below, information furnished rather than filed):

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and June 30, 2008; and

•	our current reports on Form 8-K, filed with the SEC on March 5, 2008, April 2, 2008, April 17, 2008, May 22, 2008, May 29, 2008, July 8, 2008, July 18, 2008, August 29, 2008, September 19, 2008, October 7, 2008 and October 22, 2008 (expressly including exhibit 99.1 thereto).

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Baker Hughes Incorporated
Attention: Corporate Secretary
2929 Allen Parkway, Suite 2100
Houston, Texas 77019
(713) 439-8600

S-ii

FORWARD-LOOKING STATEMENTS

We have made in this prospectus supplement and in the reports and documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act (each, a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Our forward-looking statements are based on assumptions that we believe to be reasonable but that may not prove to be accurate. The statements do not include the potential impact of future transactions, such as an acquisition, disposition, merger, joint venture or other transaction that could occur. We undertake no obligation to publicly update or revise any forward-looking statement. Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, impact of our common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.

All of our forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors identified under “Risk Factors” beginning on page S-7 of this prospectus supplement as well as the risk factors described in our annual report on Form 10-K for the year ended December 31, 2007, our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and three and six months ended June 30, 2008 and those set forth from time to time in our other filings with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov.

S-iii

SUMMARY

This summary does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of our business, our financial condition and the terms of this offering. You should read “Risk Factors” beginning on page S-7 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and three and six months ended June 30, 2008 for more information about important risks that you should consider before making a decision to purchase notes in this offering.

“We,” “us,” “our,” the “Company” and “Baker Hughes” as used in this prospectus supplement and the accompanying prospectus refer solely to Baker Hughes Incorporated and its subsidiaries, unless the context otherwise requires.

The “Description of the Notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

Baker Hughes Incorporated

Baker Hughes Incorporated is engaged in the oilfield services industry. We are a major supplier of wellbore related products and technology services and systems and provide products and services for drilling, formation evaluation, completion and production and reservoir technology and consulting to the worldwide oil and natural gas industry. We report our results for our product-line focused divisions under two segments — the Drilling and Evaluation segment and the Completion and Production segment.

The Drilling and Evaluation segment provides products and services used to drill and evaluate oil and natural gas wells as well as consulting services used in the analysis of oil and gas reservoirs. This segment consists of Baker Hughes Drilling Fluids, Hughes Christensen, INTEQ, and Baker Atlas and also includes Gaffney, Cline & Associates and GeoMechanics International, our reservoir consulting firms. For the six months ended June 30, 2008, this segment generated revenues and segment profit of $2.9 billion and $716 million, respectively, or approximately 51% and 55%, respectively, of our Total Oilfield results (excludes Corporate and Other). For the year ended December 31, 2007, this segment generated revenues and segment profit of $5.3 billion and $1.4 billion, respectively, or approximately 51% and 56%, respectively, of our Total Oilfield results (excludes Corporate and Other).

•	Baker Hughes Drilling Fluids is a major provider of drilling fluids, completion fluids and fluids environmental services. Fluids are an important component of the drilling process and are pumped from the surface through the drill string, exiting nozzles in the drill bit and traveling back up the wellbore where the fluids are recycled.

•	Hughes Christensen is a leading manufacturer and supplier of drill bits, primarily Tricone® roller cone bits and fixed-cutter polycrystalline diamond compact bits. The primary objective of a drill bit is to drill a high quality wellbore as efficiently as possible.

•	INTEQ is a leading supplier of drilling and evaluation services, which include directional drilling, measurement-while-drilling (“MWD”) and logging-while-drilling (“LWD”) services. Directional drilling services are used to guide a drill string along a predetermined path to drill a wellbore to optimally recover hydrocarbons from the reservoir. MWD systems are downhole tools that provide directional information of the bottom-hole assembly, which is necessary to adjust the drilling process and guide the wellbore to a specific target. LWD is a variation of MWD in which the LWD tool gathers information on the petrophysical properties of the formation through which the wellbore is being drilled.

•	Baker Atlas is a leading provider of formation evaluation and wireline completion and production services for oil and natural gas wells. Formation evaluation involves measuring and analyzing specific physical properties of the rock in the immediate vicinity of a wellbore to determine an oil or natural gas reservoir’s boundaries, volume of hydrocarbons and ability to produce fluids to the surface. Wireline completion and production services include using wireline instruments to evaluate well integrity, perform mechanical intervention and perform cement evaluations.

•	Gaffney, Cline & Associates is an international advisory firm focused on providing integrated technical and managerial services to all sectors of the oil and gas industry.

•	GeoMechanics International is a leader in consulting, training and software in the field of geomechanics and its application to oil and gas reservoirs.

The Completion and Production segment provides equipment and services used from the completion phase through the productive life of oil and natural gas wells. This segment consists of the Baker Oil Tools, Baker Petrolite and Centrilift divisions and the ProductionQuest business unit. For the six months ended June 30, 2008, this segment generated revenues and segment profit of $2.7 billion and $586 million, respectively, or approximately 49% and 45%, respectively, of our Total Oilfield results (excludes Corporate and Other). For the year ended December 31, 2007, this segment generated revenues and segment profit of $5.1 billion and $1.1 billion, respectively, or approximately 49% and 44%, respectively, of our Total Oilfield results (excludes Corporate and Other).

•	Baker Oil Tools is a world leader in wellbore construction, cased-hole completions, sand control and wellbore intervention solutions. Products supplied by Baker Oil Tools are designed to be used inside a wellbore to complete the drilling process, prepare for hydrocarbon flow and then safely produce the reserves to the surface.

•	Baker Petrolite provides oilfield chemical programs for drilling, well stimulation, production and pipeline transportation and maintenance programs. Its products are designed to maintain the throughput and safety of flowlines, tubing and pipelines by preventing obstructions and reducing corrosion. These chemicals provide measurable increases in productivity, decreases in operating and maintenance cost and solutions to environmental problems. Baker Petrolite also supplies refining, industrial and other specialty chemicals to other industries.

•	Centrilift is a leading manufacturer and supplier of electrical submersible pump systems (“ESPs”) and progressing cavity pump systems (“PCPs”). ESPs lift large quantities of oil or oil and water from wells that do not flow under their own pressure. PCPs are a form of artificial lift comprised of a downhole progressing cavity pump powered by either a downhole electric motor or a rod turned by a motor on the surface. PCP systems are preferred when the fluid to be lifted is viscous or when the volume is significantly less than could be economically lifted with an ESP system.

•	The ProductionQuest business unit is a provider of permanent monitoring systems and chemical automation systems. Permanent downhole gauges are used in oil and gas wells to measure temperature, pressure, flow and other parameters in order to monitor well production as well as to confirm the integrity of the completion and production equipment in the well. Chemical automation systems remotely monitor chemical tank levels that are resident in producing field locations for well treatment or production stimulation as well as continuously monitor and control chemicals being injected in individual wells.

For a further description of our business, properties and operations, you should read our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and the three and six months ended June 30, 2008, which reports are incorporated by reference into this prospectus supplement.

Our principal executive offices are located at 2929 Allen Parkway, Suite 2100, Houston, Texas 77019, and our telephone number is (713) 439-8600.

Recent Developments

Third Quarter Results

We announced net income for the third quarter 2008 of $428.9 million, or $1.39 per diluted share, compared to $389.1 million, or $1.22 per diluted share for the third quarter 2007 and $379.3 million, or $1.23 per diluted share for the second quarter 2008. Net income for the second quarter 2008 includes a net charge of $0.13 per diluted share relating to the settlement of certain litigation.

Revenue for the third quarter 2008 was $3,009.6 million, up 12% compared to $2,677.6 million for the third quarter 2007 and up less than 1% compared to $2,997.5 million for the second quarter 2008. North America revenue for the third quarter 2008 was up 15% compared to the third quarter 2007 and up 3% compared to the second quarter 2008. Outside of North America, revenue for the third quarter 2008 was up 11% compared to the third quarter 2007 and down 1% compared to the second quarter 2008.

Disruptions from the hurricanes in the Gulf of Mexico during the third quarter 2008 negatively impacted earnings by $0.11 per diluted share. In addition, third quarter 2008 results include a $0.10 per diluted share tax benefit, which is discrete to the quarter and not expected to recur.

The Offering

Issuer	Baker Hughes Incorporated, a Delaware corporation.

Securities Offered	$ aggregate principal amount of notes consisting of:

• $ aggregate principal amount of % senior notes due 2013.

• $ aggregate principal amount of % senior notes due 2018.

Maturity Date	For the 2013 notes: , 2013.

For the 2018 notes: , 2018.

Interest Payment Dates	We will pay interest on the notes on and of each year, beginning on , 2009.

Ranking	The notes:

• are unsecured;

• rank equally in right of payment with all of our existing and future senior indebtedness;

• are senior in right of payment to any future subordinated indebtedness; and

• are effectively junior to our future secured indebtedness, if any, and to all existing and future indebtedness of our subsidiaries.

The terms of the indenture under which the notes will be issued do not limit our ability to incur additional indebtedness, senior or otherwise.

Sinking Fund	None.

Optional Redemption	We may redeem, at our option, all or part of the 2013 notes and all or part of the 2018 notes at any time, at the applicable make-whole redemption prices plus accrued and unpaid interest to the date of redemption. See “Description of the Notes — Optional Redemption.”

Covenants	We will issue the notes as two separate series under an indenture containing covenants for your benefit. These covenants restrict our ability to take certain actions, including, but not limited to, the creation of certain liens securing debt, the entry into certain sale-leaseback transactions and engaging in certain merger, consolidation and asset sale transactions. See “Description of the Notes — Certain Covenants.”

Use of Proceeds	We expect to use a portion of the net proceeds from this offering to repay $325 million aggregate principal amount of our outstanding 6.25% notes, which mature on January 15, 2009, and $200 million aggregate principal amount of our outstanding 6.00% notes, which mature on February 15, 2009. We will use the remaining net proceeds from this offering for general corporate purposes, which could include repaying outstanding commercial paper and funding on-going operations, business acquisitions and repurchases of the Company’s common stock.

Absence of Public Markets for the Notes	There is no existing market for either series of the notes. We cannot provide any assurance about:

• the liquidity of any market that may develop for either series of the notes;

• your ability to sell your notes; or

• the prices at which you will be able to sell your notes.

Future trading prices of the notes will depend on many factors, including:

• prevailing interest rates;

• our operating results;

• ratings of the notes; and

• the markets for similar securities.

We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.

Book-Entry Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company (“DTC”). Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Additional Issuances	We may, at any time, without the consent of the holders of the notes, issue additional notes of either series having the same ranking, interest rate, maturity and other terms as the notes of the applicable series.

Risk Factors	See “Risk Factors” beginning at page S-7 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and the three and six months ended June 30, 2008, for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

Summary Historical Consolidated Financial Data

The following table summarizes historical consolidated financial data of Baker Hughes. We prepared this summary historical financial data using our unaudited consolidated financial statements for the six-month periods ended June 30, 2008 and 2007, and our audited consolidated financial statements for each of the years in the three-year period ended December 31, 2007. In the opinion of our management, the unaudited consolidated financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for the six months ended June 30, 2008 and 2007. The unaudited consolidated financial data for the six months ended June 30, 2008 set forth below is not necessarily indicative of our results of operations or financial condition for the year ending December 31, 2008.

This financial information is only a summary. You should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes contained in our annual report on Form 10-K for the year ended December 31, 2007 and in our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and the three and six months ended June 30, 2008, in each case incorporated by reference into this prospectus supplement.

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
	(in millions)
Income Statement Data:
Revenues:
Sales	$2,718.3	$2,459.9	$5,170.7	$4,566.1	$3,738.2
Services and rentals	2,949.6	2,550.4	5,257.5	4,461.3	3,447.3

Total	5,667.9	5,010.3	10,428.2	9,027.4	7,185.5

Costs and expenses:
Cost of sales	1,919.9	1,693.3	3,517.3	3,033.0	2,580.0
Cost of services and rentals	1,846.1	1,578.4	3,328.3	2,843.4	2,443.7
Research and engineering	208.7	184.3	372.0	338.9	299.6
Marketing, general and administrative	520.4	457.0	932.8	877.8	628.8
Litigation settlement	62.0	—	—	—	—

Total	4,557.1	3,913.0	8,150.4	7,093.1	5,952.1

Operating income	1,110.8	1,097.3	2,277.8	1,934.3	1,233.4
Equity in income of affiliates	1.7	0.4	1.2	60.4	100.1
Gain on sale of product line	28.2	—	—	—	—
Gain on sale of interest in affiliate	—	—	—	1,743.5	—
Interest expense	(32.8)	(33.0)	(66.1)	(68.9)	(72.3)
Interest and dividend income	12.2	22.2	43.8	67.5	18.0

Income from continuing operations before income taxes	1,120.1	1086.9	2,256.7	3,736.8	1,279.2
Income taxes	(345.8)	(362.6)	(742.8)	(1,338.2)	(404.8)

Income from continuing operations	774.3	724.3	1,513.9	2,398.6	874.4
Income from discontinued operations, net of tax	—	—	—	20.4	4.9

Income before cumulative effect of accounting change	774.3	724.3	1,513.9	2,419.0	879.3
Cumulative effect of accounting change, net of tax	—	—	—	—	(0.9)

Net income	$774.3	$724.3	$1,513.9	$2,419.0	$878.4

Balance Sheet Data (as of period end):
Cash and cash equivalents	$1,071.7	$654.6	$1,054.4	$750.0	$697.0
Total assets	10,708.0	8,999.3	9,856.6	8,705.7	7,807.4
Total liabilities	4,182.7	3,146.1	3,551.0	3462.8	3,109.6
Total equity	$6,525.3	$5,853.2	$6,305.6	$5,242.9	$4,697.8

RISK FACTORS

An investment in the notes involves risks.  You should consider carefully the risk factors included below, as well as those discussed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and the three and six months ended June 30, 2008, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes.

Risks Relating to our Business

Recent changes in the financial and credit markets may impact economic growth, and volatility of oil and natural gas prices can also impact our customers’ activity levels and spending for our products and services.

Based on a number of economic indicators, it appears that growth in global economic activity has slowed substantially. At the present time, the rate at which the global economy will slow has become increasingly uncertain. A slowing of global economic growth, and in particular in the United States or China, will likely reduce demand for oil and natural gas, increase spare productive capacity and result in lower prices and adversely impact the demand for our services.

Additionally, oil and natural gas prices have been extremely volatile and have declined substantially. On October 22, 2008, the price of oil on the New York Mercantile Exchange fell to $66.75 per barrel for December 2008 delivery, declining to a 16-month low and from a high of $147.27 per barrel in July 2008. Volatility in oil and natural gas prices can also impact our customers’ activity levels and spending for our products and services. While current energy prices are important contributors to positive cash flow for our customers, expectations about future prices and price volatility are generally more important for determining future spending levels. While higher oil and natural gas prices generally lead to increased spending by our customers, sustained high energy prices can be an impediment to economic growth, and can therefore negatively impact spending by our customers. Our customers also take into account the volatility of energy prices and other risk factors by requiring higher returns for individual projects if there is higher perceived risk. Any of these factors could affect the demand for oil and natural gas and could have a material adverse effect on our results of operations.

Many of our customers’ activity levels and spending for our products and services may be impacted by the current deterioration in the credit markets.

Many of our customers finance their exploration and development activities through cash flow from operations, the incurrence of debt or the issuance of equity. Recently, there has been a significant decline in the credit markets and the availability of credit. Additionally, many of our customers’ equity values have substantially declined. The combination of a reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in our customers’ spending for our products and services. For example, a number of our customers have announced reduced capital expenditure budgets for the remainder of 2008 and 2009. This reduction in spending could have a material adverse effect on our operations.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to service our debt, including our obligations under the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	raising additional capital.

However, we cannot assure you that we will be able to obtain alternative financing or that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

The claims of creditors of our subsidiaries will be effectively senior to claims of holders of the notes.

Our subsidiaries are separate and distinct legal entities. Our right to receive any assets of any of our subsidiaries upon the insolvency, liquidation or reorganization of any of our subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries would be senior to that held by us.

The notes will be effectively subordinated to all of our secured debt and our subsidiary debt.

The notes will rank equally in right of payment with all of our other existing and future senior debt. The notes will not be secured by any of our property or assets. Thus, by owning the notes, holders of the notes offered by this prospectus supplement will be our unsecured creditors. The indenture governing the notes described in this prospectus supplement and the accompanying prospectus will, subject to some limitations, permit us to incur secured indebtedness and the notes will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. As of June 30, 2008, we had no outstanding secured indebtedness. In addition, the notes will be structurally subordinated to indebtedness of our subsidiaries. As of June 30, 2008, our subsidiaries had outstanding $6.6 million of indebtedness, excluding intercompany indebtedness. The indenture does not contain provisions that would afford holders of the notes protection in the event of a transfer of assets to a subsidiary and incurrence of unsecured debt by that subsidiary.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional indebtedness. In addition, the limited covenants applicable to the notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability and the ability of our subsidiaries to recapitalize, pay dividends, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, neither we nor our subsidiaries are restricted by the terms of the notes from repurchasing common stock or any subordinated indebtedness that we may incur in the future.

Active trading markets for the notes may not develop, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is currently no established trading market for either series of the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to, or the prices at which such holders would be able to, sell their notes. If such markets were to develop, the notes could trade at prices that are lower than their initial offering prices as a result of various factors, including prevailing interest rates and our business performance.

The covenants restricting liens and sale-leaseback transactions in the indenture for the notes do not offer the holders of the notes the same degree of protection as the comparable covenants applicable to our outstanding notes due 2009 and 2029.

The lien and sale-leaseback covenants applicable to our outstanding notes that mature in 2009 and in 2029 are generally more protective of their holders than the comparable covenants in the indenture for the notes offered hereby. For instance, the former covenants apply to any of our properties and not just to our Principal Properties (as defined in the indenture for the notes offered hereby). As a result, it is possible that the covenants for our outstanding notes might require us to secure those notes in circumstances where we would not be required to secure the notes offered hereby. See “Description of the Notes — Certain Covenants.”

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $      from this offering, after deducting the underwriting discounts and expenses relating to the offering. We expect to use a portion of the net proceeds from this offering to repay $325 million aggregate principal amount of our outstanding 6.25% notes, which mature on January 15, 2009, and $200 million aggregate principal amount of our outstanding 6.00% notes, which mature on February 15, 2009. We will use the remaining net proceeds from this offering for general corporate purposes, which could include repaying outstanding commercial paper and funding on-going operations, business acquisitions and repurchases of the Company’s common stock. At September 30, 2008, we had approximately $557.5 million outstanding in commercial paper at a weighted average interest rate of 2.03%.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	16.21	18.15	18.20	17.14	11.20	6.93	4.24

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before income taxes and adjustments for equity investees, and adjusted for fixed charges, capitalized interest and amortization of capitalized interest. Fixed charges consist of interest expense, capitalized interest and one-third of annual rental expense, which has been deemed to represent the interest factor.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of June 30, 2008, and our adjusted cash and cash equivalents and capitalization as of June 30, 2008 after giving effect to (i) the issuance of the notes in this offering and (ii) the application of the net proceeds of this offering as described under the heading “Use of Proceeds” in this prospectus supplement, as if these transactions had each occurred on June 30, 2008. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the three and six months ended June 30, 2008, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2008
	Actual	As Adjusted
	(in millions of dollars)

Cash and cash equivalents	$1,071.7			$(1)

Total debt:
Revolving credit facilities and commercial paper	$544.8		$544.8
6.25% notes due January 2009	327.6		—
6.00% notes due February 2009	199.9		—
6.875% notes due January 2029	392.1		392.1
8.55% debentures due June 2024	147.7		147.7
% notes due 2013 offered hereby	—
% notes due 2018 offered hereby	—
Other debt	9.1		9.1

Total debt	1,621.2
Less short-term debt and current maturities	581.4		9.1

Total long-term debt, less short-term debt and current maturities	1,039.8

Stockholders’ equity:
Common stock	308.3		308.3
Capital in excess of par value	738.8		738.8
Retained earnings	5,512.1		5,512.1
Accumulated other comprehensive loss	(33.9)		(33.9)

Total stockholders’ equity	6,525.3		6,525.3

Total capitalization	$8,146.5	$

(1)	We will use the remaining net proceeds from this offering for general corporate purposes, which could include repaying outstanding commercial paper and funding on-going operations, business acquisitions and repurchases of the Company’s common stock.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the     % Notes due          2013 (the “2013 Notes”) and the     % Notes due          2018 (the “2018 Notes”) offered hereby (referred to in the prospectus as the “debt securities”) supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities included in the accompanying prospectus. The 2013 Notes and the 2018 Notes are collectively referred to in this prospectus supplement as the “notes” or “Notes”. Each of the 2013 Notes and the 2018 Notes constitutes a separate series of debt securities for purposes of the Indenture. The following summary of the Notes does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture (the “Indenture”) to be entered into at the closing of this offering between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”). Certain terms used but not defined herein shall have the meanings given to them in the accompanying prospectus, the Indenture or the Notes, as the case may be.

As used in this description, the words “Company,” “we,” “us” and “our” refer solely to Baker Hughes Incorporated, and not to any of its subsidiaries or affiliates.

General

The 2013 Notes will mature on          , 2013. The 2018 Notes will mature on          , 2018. The Notes will constitute part of the senior debt of the Company and will rank equally in right of payment with all other unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form without coupons, in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). So long as the notes are in global form, principal of and premium, if any, and interest on the Notes will be payable through DTC. If any certificated Notes are issued in the future, payment on such Notes may be made, and the transfer of such Notes will be registrable, at the corporate trust office of The Bank of New York Mellon in New York City; provided, however, that payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Notes register and all other payments will be made by check against surrender of Notes.

Each 2013 Note will bear interest from          , 2008 at the annual rate of     %. Each 2018 Note will bear interest from          , 2008 at the annual rate of     %. Interest on the          2013 Notes and the           2018 Notes will be payable semiannually on           and          , commencing          , 2009 to the person in whose name such Note is registered at the close of business on the immediately preceding           and          (whether or not a Business Day).

Interest payable at the maturity of the Notes will be payable to the Person in whose name the Note is registered at the close of business on the Regular Record Date for such interest. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, the interest payment will be made on the next day that is a Business Day with the same force and effect as if made on such interest payment date, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest, premium, if any, and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

The Company may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2013 Notes or the 2018 Notes, respectively. Any additional notes having such similar terms, together with the 2013 Notes or the 2018 Notes, respectively, will constitute a single series of notes under the Indenture.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Optional Redemption

The 2013 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2013 Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus           basis points, plus, in each case, any interest accrued but not paid to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

The 2018 Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2018 Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus           basis points, plus, in each case, any interest accrued but not paid to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

“Treasury Rate” means, with respect to any redemption date for the Notes of a series, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue with respect to such series (if no maturity is within three months before or after the maturity date for the Notes of such series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means, with respect to Notes of a series, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of such series. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means with respect to any redemption date for the Notes (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and one other primary U.S. Government securities dealer in New York City (each, a “Primary Treasury Dealer”) appointed by the Trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that redemption date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If less than all of the Notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis. No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a covenant defeasance or legal defeasance with respect to the Notes of a series or a satisfaction and discharge of the Indenture with respect to Notes of a series. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. A notice of redemption need not set forth the exact redemption price but only the manner of calculation thereof.

The Company is not prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

Certain Covenants

Except for the limitations on secured debt and Sale and Leaseback Transactions described below, the Indenture and Notes do not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us.

Restriction on Liens. So long as any of the Notes of a series remain outstanding, the Company will not, and will not permit any Restricted Subsidiary (as defined below in “Definitions of Certain Terms”) to, issue, assume or guarantee any debt for money borrowed (“debt”) if that debt is secured by a mortgage on any Principal Property (as defined), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock or indebtedness is now owned or hereafter acquired), without in any such case effectively providing that the Notes of such series shall be secured equally and ratably with or prior to such debt until such time as such debt is no longer so secured by such mortgage. This restriction, however, shall not apply to:

•	mortgages on property of any corporation or other Person existing at the time such corporation or other Person becomes a Restricted Subsidiary;

•	mortgages on property of a corporation or other Person existing at the time that corporation or other Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, transfer, conveyance or the disposition of all or substantially all of the properties or assets of that corporation or other Person to the Company or a Restricted Subsidiary;

•	mortgages on any property the Company or any Restricted Subsidiary acquires, constructs or improves that secure debt issued, assumed or guaranteed (or issued, assumed or guaranteed pursuant to a commitment entered into) prior to, at the time of or within 12 months after the acquisition or completion of construction or improvement of the property (or, in the case of property constructed or improved, if later, the commencement of commercial operation of the property) for the purpose of financing all or any part of the purchase price of the property or the cost of the construction or improvement (together with, in the case of construction or improvement, mortgages on property previously owned by the Company or any Restricted Subsidiary to the extent constituting unimproved real property on which the property being constructed or the improvement is located);

•	mortgages securing debt owing by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary;

•	mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure any debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, including mortgages incurred in connection with pollution control, industrial revenue or similar financings;

•	mortgages existing at the date of the original issuance of the Notes of such series;

•	mortgages on inventory to secure current liabilities of debt; and

•	any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above if the amount of debt secured by the extended, renewed or replacement mortgage does not exceed the amount of the debt refinanced (plus accrued interest and premiums with respect thereto) plus transaction expenses related thereto and such mortgage is limited to the property secured by the original mortgage plus improvements thereon.

There is an additional exception as described below under “15% Basket Amount.”

Restriction on Sale and Leaseback Transactions. So long as any of the Notes of a series remain outstanding, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction of any Principal Property unless (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by a mortgage upon the Principal Property involved in an amount at least equal to the Attributable Debt (as defined) for that transaction without equally and ratably securing the Notes of such series, (b) an amount in cash equal to the Attributable Debt for that transaction is applied prior to, at the time of or within 12 months after that transaction to the retirement of Notes of either series or other debt of the Company or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after its creation and, which in the case of such debt of the Company, is not subordinate in right of payment to the Notes of such series or (c) prior to, at the time of or within 12 months after such transaction, the Company or a Restricted Subsidiary uses an amount equal to the Attributable Debt for the purchase of any asset or any interest in an asset which would qualify, after purchase, as a Principal Property.

This covenant does not apply to any Sales and Leaseback Transaction (i) entered into in connection with an industrial revenue, pollution control or similar financing or any Sale and Leaseback Transaction or (ii) in which the only parties involved are the Company and any Subsidiary or Subsidiaries. When calculating the amount of Attributable Debt, we will exclude any Attributable Debt for these Sale and Leaseback Transactions.

There is an additional exception as described below under “15% Basket Amount.”

15% Basket Amount. In addition to the exceptions described above under “Restriction on Liens” and “Restriction on Sale and Leaseback Transactions,” the Indenture allows additional debt secured by mortgages and additional Sale and Leaseback Transactions otherwise prohibited by (and not permitted under the exceptions to) the covenants described above under such sections as long as the total of such debt secured by mortgages plus the Attributable Debt in respect of such Sale and Leaseback Transactions does not exceed 15% of our Consolidated Net Tangible Assets (as defined).

Definitions of Certain Terms. For purposes of the foregoing covenants, the following definitions are applicable:

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, as of the time of determination, the total obligation, discounted to present value at the annual rate equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with generally accepted accounting principles, of a lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease with respect to such Sale and Leaseback Transaction.

“Consolidated Net Tangible Assets” means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as determined on a consolidated basis for the Company and its consolidated subsidiaries as set forth on our most recent quarterly balance sheet and computed in accordance with generally accepted accounting principles.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of the Company or of any Restricted Subsidiary, whether owned at or acquired after the date of the Indenture, unless, in the opinion of our Board of Directors, such plant or facility or other assets is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means:

•	any Subsidiary of the Company the principal assets and business of which are located in the United States or Canada, except Subsidiaries the principal business of which consists of providing sales and acquisition financing of the products of the Company or any of its Subsidiaries or owning, leasing, dealing in or developing real estate;

•	any Subsidiary of the Company that owns, indirectly through ownership of another Subsidiary of the Company, a Principal Property located in the United States or Canada; or

•	any other Subsidiary of the Company that the Company designates as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person under which the Company or any Restricted Subsidiary leases for a term of more than three years any Principal Property that the Company or any Restricted Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes leases of any Principal Property the Company or any Restricted Subsidiary acquires or places in service within 180 days prior to the arrangement.

“Subsidiary” means any Person a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by the Company or one or more other Subsidiaries. For this purpose “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

Mergers, Consolidations and Sale of Assets. So long as the Notes of a series remain outstanding, the Company will not consolidate with or merge into any other corporation or other entity or sell, convey, transfer or lease all or substantially all of its properties and assets to another corporation or other entity, unless:

•	either: (a) the Company is the surviving corporation; or (b) the entity formed by or surviving any such consolidation or merger or to which such sale, transfer, conveyance or lease has been made is a corporation, limited liability company, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia;

•	the entity formed by or surviving any such consolidation or merger (if other than the Company) or the entity to which such sale, transfer, conveyance or lease has been made expressly assumes all of the obligations of the Company under the Indenture and the Notes of such series governed thereby pursuant to agreements reasonably satisfactory to the Trustee;

•	the Company or the successor will not immediately be in default under the Indenture; and

•	the Company delivers an officers’ certificate and opinion of counsel to the Trustee stating that such consolidation, merger, sale, conveyance, transfer or lease complies with the Indenture and that all conditions precedent set forth in the Indenture have been complied with.

If the conditions described above are satisfied with respect to the Notes of a series, we will not need to obtain the approval of the holders of those Notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if the Company wishes to merge or consolidate with another entity or sell all or substantially all of its assets to another entity. The Company will not need to satisfy these conditions if the Company or its subsidiaries enter into other types of transactions, including any transaction in which the Company or its subsidiaries acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which the Company does not merge or consolidate and any transaction in which the Company sells less than substantially all its assets. If the conditions described above are satisfied with respect to the Notes of a series, the Company will be released from all its liabilities and obligations under the Notes of such series and the Indenture with respect to such series.

The matters described in the two preceding paragraphs replace the description under “Mergers and Sale of Assets” in the accompanying prospectus.

SEC Reports; Financial Information. So long as any Notes of a series remain outstanding, the Company will file with the Trustee copies, within 15 days after the Company is required to file the same with the SEC, of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports, if any, which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

At any time when the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, so long as any Notes of a series remain outstanding, upon the request of a holder of Notes of such series, the Company will promptly furnish or cause to be furnished the information specified under Rule 144A(d)(4) of the Securities Act to such holder.

Events of Default; Modifications and Waivers

In addition to the “Events of Default” specified under “Events of Default” in the accompanying prospectus, a default in the payment of any interest upon the 2013 Notes or the 2018 Notes when it becomes due and payable and continuance of such default for a period of 30 days will constitute an “Event of Default” when used in the Indenture with respect to the 2013 Notes or the 2018 Notes, respectively.

Subject to certain exceptions, the Indenture or any series of the debt securities issued thereunder (including the 2013 Notes or 2018 Notes) may be supplemented with the consent of the holders of a majority in aggregate principal amount of all series of debt securities affected by such supplemental indenture, considered together as one class for such purpose (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any compliance with any provisions provided for the benefit of holders of any series of debt securities (including the 2013 Notes or 2018 Notes) may be waived with respect to each such series of debt securities with the consent of the holders of a majority in principal amount of all series of debt securities affected by such waiver, considered together as one class for such purpose (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

The matters described in the two preceding paragraphs replace the description of the general terms and provisions of the debt securities included under “Events of Default” and “Modifications and Waivers” in the accompanying prospectus to the extent inconsistent therewith.

Book-Entry; Delivery and Settlement

We will issue the Notes of each series in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be registered in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC and deposited with or on behalf of DTC.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and other organizations and include Euroclear Bank S.A./N.V., as operator of Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”);

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority;

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the Notes will be shown on, and the transfer of ownership of the Notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the Notes of a series represented by that global security for all purposes under the Indenture and under the Notes of such series. Except as described below, owners of beneficial interests in a global security will not be entitled to have Notes of a series represented by that global security registered in their names, will not receive or be entitled to receive the Notes of such series in the form of a physical certificate and will not be considered the owners or holders of the Notes of such series under the Indenture or under the Notes of such series, and may not be entitled to give the Trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or the global security.

Neither we nor the Trustee will have any responsibility or liability for any aspect of DTC’s records relating to the Notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the Notes.

We will make payments on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes of a series represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the Notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

Investors may hold interests in the Notes of either series outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of the Notes offered by this prospectus supplement;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of the Notes offered by this prospectus supplement;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

The information in this section concerning DTC, Clearstream and Euroclear and the respective operations and procedures thereof has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Certificated Senior Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the Notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities or DTC has ceased to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depository within 90 days of that notice; or

•	We decide not to have the Notes of either series represented by a global security.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the Notes to be issued. The Notes so issued in the definitive form will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof, and will be issued in registered form only, without coupons.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion summarizes the material U.S. federal income tax considerations of the ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their “issue price” (i.e. the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters). This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), regulations of the Treasury Department (“Treasury Regulations”), Internal Revenue Service (the “IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the notes are not issued with original issue discount (“OID”) as that term is defined in the Code and Treasury Regulations. We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the notes of any series for cash, at their original issue price, pursuant to this offering and who hold the Notes as capital assets (generally, property held for investment). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons liable for alternative minimum tax;

•	expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar; and

•	pass-through entities (e.g., partnerships) or investors who hold the Notes through pass-through entities.

If a partnership, including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

IF YOU ARE CONSIDERING BUYING NOTES, WE URGE YOU TO PLEASE CONSULT YOUR TAX ADVISOR ABOUT THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION.

U.S. Holders

A “U.S. holder” is a beneficial owner of the notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or that has validly elected to continue to be treated as a domestic trust.

Taxation of Interest

Interest on the notes is generally taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote. In certain circumstances (see, the discussion of “Optional Redemption” under “Description of the Notes”), we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein.

Sale or Other Disposition of Notes

You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the sum of the amount of cash plus the fair market value of all other property you receive for the note (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such), minus your adjusted tax basis in the note. Your initial tax basis in a note generally is the price you paid for the note. Any such gain or loss on a taxable disposition of a note will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such note for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting may apply to payments of interest on, or the proceeds of the sale or other disposition of, notes held by you, and backup withholding generally will apply unless you provide us or the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of the notes and are for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

Special rules not discussed below may apply to certain non-U.S. holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Such non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them in light of their particular circumstances.

Income and Withholding Tax on Payments on the Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock; or

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership;

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

•	we or our paying agent receives:

•	from you, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) signed under penalties of perjury, which provides your name and address and certifies that you are a non-U.S. holder; or

•	from a security clearing organization, bank or other financial institution that holds the Notes in the ordinary course of its trade or business (a “financial institution”) on behalf of you, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) must be attached to such certification.

Special rules may apply to holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on a note is effectively connected with your conduct of a trade or business in the United States, and if you are entitled to benefits under an applicable tax treaty, such interest is attributable to a permanent establishment or a fixed base maintained by you in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporate holder, such income may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed Form W-8ECI, signed under penalties of perjury.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A LOWER RATE OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or Other Disposition of Notes

Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States, and if you are entitled to benefits under an applicable tax treaty, such gain is attributable to a permanent establishment or a fixed base maintained by you in the United States;

•	in the case of an amount which is attributable to interest, you do not meet the conditions for exemption from U.S. federal income or withholding tax, as described above; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may also be subject to the branch profits tax described above. If the third bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest and principal on a note if you duly provide a certification as to your foreign status, or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds on the sale or other disposition of a note by you within the United States or conducted through certain U.S.-related intermediaries generally will not be subject to information reporting requirements and backup withholding provided you properly certify under penalties of perjury as to your foreign status and certain other conditions are met, or you otherwise establish an exemption.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS. U.S. backup withholding tax is not an additional tax.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of each series of notes set forth opposite the underwriter’s name.

	Principal Amount	Principal Amount
Underwriter	of 2013 Notes	of 2018 Notes

Banc of America Securities LLC	$	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes of each series directly to the public at the public offering price for that series set forth on the cover page of this prospectus supplement and some of the notes of each series to dealers at the public offering price less a concession not to exceed     % of their principal amount in the case of the 2013 notes and     % of their principal amount in the case of the 2018 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of their principal amount in the case of the 2013 notes and     % of their principal amount in the case of the 2018 notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions for either series of notes.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, exclusive of underwriting discounts and commissions, will be $1,200,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of over 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that it and each of its affiliates:

(a)  has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA would not apply to us; and

(b)  has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Certain of the underwriters and their affiliates have provided from time to time, and may continue to provide, in the ordinary course of business, investment banking, commercial banking, financial and other services to us, for which we have paid and intend to pay customary fees. In particular, the affiliates of some of the underwriters are participants in our bank credit facilities. We may use more than 10% of our net proceeds from this offering to reduce indebtedness under our commercial paper program. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with National Association of Securities Dealers (“NASD”) Conduct Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP will pass upon the validity of the notes offered hereby. Alan R. Crain, Jr., our Senior Vice President and General Counsel, will pass upon other legal matters related to the Company and the notes in connection with the offering for us. Certain matters will be passed upon for the underwriters by Vinson & Elkins L.L.P. Vinson & Elkins L.L.P. represents us from time to time in matters unrelated to this offering. As of October 23, 2008, Mr. Crain beneficially owns 51,526 shares of common stock, 32,422 of which are subject to forfeiture and vesting requirements, and options to acquire 82,759 shares of our common stock under the Company’s employee benefit plans, 40,186 of which are currently exercisable.

EXPERTS

The consolidated financial statements, the related financial statement schedule II, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Baker Hughes Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated February 19, 2008, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$2,000,000,000

Baker Hughes Incorporated

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS

We, Baker Hughes Incorporated, may offer from time to time our debt securities, common stock, preferred stock and warrants. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BHI.”

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2007.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Baker Hughes” and to the “company,” “we,” “us” or “our” are to Baker Hughes Incorporated and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-9397). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.bakerhughes.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “BHI.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed):

•	our annual report on Form 10-K for the year ended December 31, 2006;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007;

•	our current reports on Form 8-K, filed with the SEC on January 30, 2007, March 5, 2007, March 22, 2007, April 4, 2007, June 5, 2007, June 18, 2007, August 31, 2007 and September 6, 2007; and

•	the description of our common stock set forth in the registration statement on Form 8-A/A, filed with the SEC on August 24, 2007.

ii

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Baker Hughes Incorporated Attention: Corporate Secretary 2929 Allen Parkway, Suite 2100 Houston, Texas 77019 (713) 439-8600

FORWARD-LOOKING STATEMENTS

We have made in this prospectus and in the reports and documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Our forward-looking statements are based on assumptions that we believe to be reasonable but that may not prove to be accurate. The statements do not include the potential impact of future transactions, such as an acquisition, disposition, merger, joint venture or other transaction that could occur. We undertake no obligation to publicly update or revise any forward-looking statement. Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, impact of our common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.

All of our forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors described in our quarterly reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007, as well as the risk factors described in our annual report on Form 10-K for the year ended December 31, 2006 and those set forth from time to time in our filings with the SEC. These documents are available through our web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov.

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ABOUT US

We are engaged in the oilfield services industry. We are a major supplier of products and technology services and systems to the worldwide oil and natural gas industry, including products and services for drilling, formation evaluation, completion and production of oil and natural gas wells. Our principal executive offices are located at 2929 Allen Parkway, Suite 2100, Houston, Texas 77019, and our telephone number is (713) 439-8600. We maintain a website on the Internet at http://www.bakerhughes.com. Unless specifically incorporated by reference in this prospectus, information that you may find on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006 under the headings “Risk Factors” and in our quarterly reports on Form 10-Q for the for the three months ended March 31, 2007 and June 30, 2007, under the heading “Risk Factors” before investing in our securities. You should also consider similar information contained in any annual report on Form 10-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repayment of debt; and

•	repurchases and redemptions of securities.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	18.15	17.74	17.14	11.20	6.93	4.24	4.13

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issued under an indenture between us and a banking or financial institution, as trustee. The indenture may be supplemented by supplemental indentures, the material provisions of which will be described in your prospectus supplement.

When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

As used in this description, the words “Baker Hughes,” “we,” “us” and “our” refer to Baker Hughes Incorporated, and not to any of its subsidiaries or affiliates.

We have summarized some of the material provisions of the indenture below. This summary does not restate that agreement in its entirety. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indenture have the same meanings when used in this prospectus.

General

The debt securities issued under the indenture will be our direct, unsecured general obligations. Thus, by owning a debt security, you are one of our unsecured creditors. The debt securities will rank equally with all of our other unsecured and unsubordinated debt.

We may issue as many distinct series of debt securities under the indenture as we wish. When we refer to a series of debt securities, we mean a series issued under the indenture. This section summarizes terms of the securities that apply generally to all series. The provisions of the indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under the indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series in the prospectus supplement for that series. Those terms may vary from the terms described here.

A substantial portion of our assets is held by our operating subsidiaries. With respect to these assets, holders of debt securities that are not guaranteed by our operating subsidiaries will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. Your prospectus supplement will describe the specific terms of your debt security. These terms will include some or all of the following:

•	the title of the series of the debt securities;

•	any limit on the total principal amount of the debt securities of the same series;

•	the price at which we originally issue the debt securities, expressed as a percentage of the principal amount, and the original issue date;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any, and the interest payment dates;

•	if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

•	if the debt securities are indexed debt securities, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt securities will be exchangeable for or payable in cash, securities or other property;

•	if the debt securities may be converted into or exercised or exchanged for common or preferred stock or other securities of Baker Hughes or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt securities are also original issue discount debt securities, the yield to maturity;

•	if applicable, the circumstances under which the debt securities may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the depositary for the debt securities, and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	the names and duties of any co-trustees, depositaries, paying agents, transfer agents or registrars for the debt securities;

•	any provisions granting special rights to holders when a specified event occurs; and

•	any other terms of the debt securities, which could be different from those described in this prospectus.

The indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you. The indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Covenants

Under the indenture, we:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the indenture;

•	will preserve our corporate existence; and

•	will deposit sufficient funds with any paying agent on or prior to the due date for any principal, interest or premium.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other corporation or other entity or sell, convey, transfer or lease all or substantially all of our properties and assets to another corporation or other entity, unless:

•	either: (a) Baker Hughes is the surviving corporation; or (b) the entity formed by or surviving any such consolidation or merger or to which such sale, transfer, conveyance or other disposition has been made is a corporation, limited liability company, partnership or trust organized under the laws of any jurisdiction, whether in the U.S. or elsewhere;

•	the entity formed by or surviving any such consolidation or merger (if other than Baker Hughes) or the entity to which such sale, transfer, conveyance or other disposition has been made expressly assumes all of the obligations of Baker Hughes under the indenture and the debt securities of that series governed thereby pursuant to agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under the indenture; and

•	we deliver an officers’ certificate and opinion of counsel to the trustee stating that such consolidation, merger, conveyance, transfer or lease complies with the indenture and that all conditions precedent set forth in the indenture have been complied with.

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Baker Hughes but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If the conditions described above are satisfied, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture. Also, if we merge, consolidate or sell substantially all of our assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities, including the imposition of U.S. withholding taxes in relation to future interest payments. Our succession by a non-U.S. entity could also impede the effective exercise of remedies available to the trustee or holders of debt securities following an event of default with respect to such debt securities.

Events of Default

“Event of default,” when used in the indenture, with respect to debt securities of any series, means any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 60 days;

•	default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of the debt security of that series and continuance of such default for a period of 60 days;

•	default in the performance, or breach, of any covenant or warranty of Baker Hughes set forth in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in the indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Baker Hughes by the trustee or to Baker Hughes and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

•	a court of competent jurisdiction enters an order or decree under any applicable federal or state bankruptcy law that (i) is for relief against Baker Hughes in an involuntary case, (ii) appoints a custodian of Baker Hughes or for all or substantially all of its property, or (iii) orders the liquidation of Baker Hughes; and the order or decree remains unstayed and in effect for 90 consecutive days;

•	Baker Hughes, pursuant to or within the meaning of federal or state bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors; or

•	any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of not less than 25% in principal amount of all outstanding debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If this happens, subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of that series can rescind and annul the declaration.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Debt instruments governing our outstanding debt may contain so-called “cross-acceleration” events of default, and the absence of such an event of default in the indenture could disadvantage holders of the debt securities by preventing the trustee from pursuing remedies under the indenture at a time when our other creditors may be exercising remedies under these other indentures.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modifications and Waivers

Subject to certain exceptions, the indenture or the debt securities issued thereunder may be supplemented with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, a supplement or waiver may not, among other things:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the indenture, or permit Baker Hughes to redeem any debt security if, absent such supplemental indenture, Baker Hughes would not be permitted to do so, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

•	if any debt security provides that the holder may require Baker Hughes to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein;

•	reduce the percentage in principal amount of the outstanding debt securities of any one or more series (considered separately or together as one class, as applicable), the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or

•	change any of the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of the indenture, or the deletion of this proviso in the indenture, in accordance with the requirements of the indenture.

Notwithstanding the foregoing, without the consent of any holder of debt securities, Baker Hughes and the trustee may supplement the indenture or the debt securities issued thereunder to:

•	evidence the succession of another person or entity to Baker Hughes and the assumption by any such successor of the covenants of Baker Hughes therein and, to the extent applicable, to the debt securities;

•	add to the covenants of Baker Hughes for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon Baker Hughes;

•	add any additional events of default for the benefit of the holders of all or any series of debt securities (and if such additional events of default are to be for the benefit of less than all series of debt securities, stating that such additional events of default are expressly being included solely for the benefit of such series);

•	add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons or to permit or facilitate the issuance of debt securities in uncertificated form;

•	add to, change or eliminate any of the provisions of the indenture; provided that any such addition, change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

•	secure the debt securities of any series;

•	establish the form or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of the indenture;

•	add to or change any of the provisions of the indenture with respect to any debt securities that by their terms may be converted into securities or other property other than debt securities of the same series and of like tenor, in order to permit or facilitate the issuance, payment or conversion of such debt securities; or

•	cure any ambiguity or to correct or supplement any provision therein that may be inconsistent with any other provision therein, or make any other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplement.

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Legal Defeasance and Covenant Defeasance

The indenture provides that Baker Hughes may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder (“legal defeasance”), except for:

•	the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

•	Baker Hughes’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the legal defeasance and covenant defeasance (as defined below) provisions of the indenture.

In addition, Baker Hughes may, at its option and at any time, elect to have the obligations of Baker Hughes released with respect to certain provisions of the indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “covenant defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default.

In order to exercise either legal defeasance or covenant defeasance:

•	Baker Hughes must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, money, non-callable U.S. government securities, or a combination of money and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated maturities;

•	in the case of legal defeasance, Baker Hughes must deliver to the trustee an opinion of counsel stating that (a) Baker Hughes has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would be the case if such deposit, defeasance and discharge were not to occur;

•	in the case of covenant defeasance, Baker Hughes must deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

•	Baker Hughes must deliver to the trustee an officers’ certificate to the effect that the debt securities, if then listed on any securities exchange, will not be delisted as a result of such deposit;

•	no event which is, or after notice or lapse of time or both would become an event of default with respect to the outstanding securities (other than such an event or event of default resulting from the borrowing of funds to be applied to such deposit) has occurred and is continuing at the time of such deposit;

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Baker Hughes is a party or by which Baker Hughes is bound;

•	Baker Hughes must deliver to the trustee an officers’ certificate stating that the deposit was not made by Baker Hughes with the intent of preferring the holders of debt securities over the other creditors of Baker Hughes with the intent of defeating, hindering, delaying or defrauding creditors of Baker Hughes; and

•	Baker Hughes must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

Satisfaction and Discharge

We may discharge all our obligations under the indenture with respect debt securities of any series, other than our obligations to register the transfer of and exchange debt securities of that series, provided that:

•	either (a) we deliver all outstanding debt securities of that series to the trustee for cancellation; or (b) all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this subsection (b) of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date;

•	we have paid all other sums then due and payable under the indenture by Baker Hughes; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of Baker Hughes, as such, shall have any liability for any obligations of Baker Hughes under the debt securities, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon Baker Hughes’ issuance of the debt securities and execution of the indenture, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. Baker Hughes may change the paying agent or registrar without prior notice to the holders of the debt securities, and Baker Hughes may act as paying agent or registrar.

Transfer and Exchange

If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

A holder may transfer or exchange non-global debt securities in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Baker Hughes may require a holder to pay any taxes and fees required by law or permitted by the indenture. Baker Hughes is not required to transfer or exchange any debt security selected for redemption. In addition, Baker Hughes is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Global Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture.

Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of the despositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indenture.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations. The foregoing is subject to any limitations described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A. will be the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein, contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our Restated Certificate of Incorporation, we have the authority to issue an aggregate of 765,000,000 shares of capital stock, consisting of 750,000,000 shares of common stock, par value $1.00 per share, and 15,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. As of September 30, 2007, we had 317,930,359 shares of common stock outstanding and no shares of preferred stock outstanding.

Selected provisions of our organizational documents are summarized below; however, you should read the organizational documents for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

Common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, meaning that the holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.

Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock.

If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

The common stock is listed on the New York Stock Exchange and the SWX Swiss Exchange and trades under the symbol “BHI.”

Preferred Stock

Our board of directors can, without action by stockholders, issue one or more series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

We have summarized material provisions of the preferred stock in this section. This summary is not complete. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any shares of preferred stock we issue will be fully paid and nonassessable.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Our Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law, or “DGCL” contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware law.  We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board approves the transaction that made the stockholder an interested stockholder before the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combinations approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Stockholder Proposals and Director Nominations.  Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our by-laws.

To nominate directors, stockholders must submit a written notice between 120 and 150 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include the name and address of the stockholder, the class and number of shares owned by the stockholder, information about the nominee required by the SEC and the written consent of the nominee to serve as a director. Our board of directors may require the nominee to furnish the same information as is required in the stockholders’ notice that pertains to the nominee.

Stockholder proposals must be submitted not less than 120 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include a description of the proposal, the reasons for bringing the proposal before the meeting, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in the proposal.

In each case, if we did not hold an annual meeting in the previous year or if we have changed the date of the annual meeting by more than 30 days from the date contemplated in the previous year’s proxy statement, stockholders must submit the notice not later than 10 days after the day we mail notice of or otherwise make public the new date of the annual meeting.

Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.

Other Provisions.  Our Restated Certificate of Incorporation also provides that:

•	stockholders may act only at an annual or special meeting and not by written consent; and

•	special meetings of stockholders can be called only by our board of directors.

Limitation of Liability; Indemnification

Our Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “BHI.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, New Jersey 07310. Its phone number is (888) 216-8057.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock or preferred stock. We may issue warrants independently or together with any other securities we offer under a prospectus supplement. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

We have summarized material provisions of the warrants and the warrant agreements below. This summary is not complete. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement.

Exercise of Warrants

Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or shares of preferred stock being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of common stock or shares of preferred stock purchasable upon the exercise of the warrants. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised; or

•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligations or relationship of agency or trust for or with any warrant holder. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by William D. Marsh, our Assistant Secretary and Deputy General Counsel, and Akin Gump Strauss Hauer & Feld LLP, our outside counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

As of September 30, 2007, William D. Marsh owned 7,032 shares of common stock (including presently exercisable options that are or will become exercisable in the next 60 days) and an additional 5,249 options to purchase shares of common stock.

EXPERTS

The consolidated financial statements, the related financial statement schedule II, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Baker Hughes Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated February 21, 2007, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Baker Hughes Incorporated

$     % Senior Notes Due 2013
$     % Senior Notes Due 2018

PROSPECTUS SUPPLEMENT
October   , 2008

Joint Book-Running Managers

Banc of America Securities LLC	Citi	J.P. Morgan